Exhibit 99.1

NEXGEL Signs Definitive Agreement to License and Acquire Transformative Portfolio of Commercial-Stage Regenerative Biomaterial Products

Transaction expected to approximately triple NEXGEL’s annual revenue to about $35 million and is expected to make the Company immediately profitable upon closing

Licensing and acquiring a diversified suite of 6 established regenerative biomaterial products, most with existing insurance reimbursement, along with three new product 510(k) filings planned for 2026, 2027, and 2028

Experienced commercial team is expected to join NEXGEL, significantly expanding the Company’s sales reach and operational capabilities

LANGHORNE, Pa. – March 10, 2026 -- NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced the signing of a definitive agreement to license and acquire a portfolio of commercial-stage regenerative biomaterial products from Celularity Inc. (“Celularity”) (NASDAQ: CELU), a regenerative and cellular medicine company. The transaction represents the most significant milestone in the Company’s history and is expected to approximately triple NEXGEL’s revenue base and expected to make the Company profitable immediately upon closing.

The portfolio encompasses a diversified suite of established regenerative biomaterial products and technologies focused on tendon repair, skin grafts, and bone growth—all within the rapidly growing regenerative biomaterials market. These products carry over a decade of clinical use, demonstrated clinical utility, and existing insurance reimbursement pathways. Critically, the transaction is expected to bring an experienced commercial and scientific team to NEXGEL, meaningfully expanding the Company’s capabilities and reach in the medical technology sector.

In connection with the transaction and its previously announced approximate $1.8 million financing, the Company expects to close on approximately $14.9 million in additional financing during the first quarter of 2026 or early in the second quarter of 2026.

The transaction is subject to customary closing processes and financing. A Current Report on Form 8-K containing further details regarding the contemplated transaction will be filed by NEXGEL and made available on the U.S. Securities and Exchange Commission’s EDGAR website.

Investment Highlights and Strategic Rationale:

●	Transformative Scale: The transaction is expected to approximately triple NEXGEL’s annual revenue to about $35 million, making the Company profitable immediately upon closing and establishing NEXGEL as a meaningful participant in the medical technology market.

●	Diversified, Revenue-Generating Portfolio: The portfolio includes 6 commercial-stage regenerative biomaterial products with demonstrated clinical utility, established customer demand, and existing insurance reimbursement coverage—providing a stable and diversified revenue foundation.

●	Built-In Growth Pipeline: Three new 510(k) filings are planned—one each in 2026, 2027, and 2028—providing a visible pathway for continued portfolio expansion.

●	Experienced Team: An accomplished commercial and scientific team is expected to join NEXGEL as part of the transaction, significantly expanding the Company’s sales organization and bringing deep domain expertise in regenerative biomaterials.

●	Favorable Reimbursement Environment: Legacy products have over a decade of clinical use and benefit from favorable reimbursement changes taking effect in 2026.

●	Synergies: Strategic opportunity to combine and scale complementary biomaterials and hydrogel technologies across multiple industry verticals, unlocking new avenues of sale for both the acquired products and the existing NEXGEL portfolio.

“Building on the success of our Silly George and Kenkoderm acquisitions, NEXGEL is applying the same disciplined, value-driven approach to the licensing and acquisition of Celularity’s regenerative medicine assets,” said Adam Levy, CEO of NEXGEL. “This is a transformative moment for our company. We are acquiring a profitable, revenue-generating regenerative biomaterials platform—along with the talented team behind it—that will approximately triple our revenue, expects to make us immediately profitable, and fundamentally reposition NEXGEL as a growing force in medical technology. With established products, strong reimbursement dynamics, a deep pipeline, and an experienced sales organization that greatly expands our reach, we believe this transaction positions NEXGEL to drive sustainable growth, margin expansion, and long-term shareholder value. These pieces fit together nicely.”

Palladium Capital Group, LLC acted as the placement agent on the financing transaction.

About NEXGEL, Inc.

NEXGEL is a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL brands include SilverSeal®, Hexagels®, Turfguard®, Kenkoderm® and Silly George®. Additionally, NEXGEL has strategic contract manufacturing relationships with leading consumer healthcare companies.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “potential,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “lends,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts, including, without limitation, our expectation regarding the closing of additional financing during the first quarter of 2026 or early in the second quarter of 2026 relating to the transaction, our expectation that the transaction will approximately triple our revenue and make the Company immediately profitable, our belief this transaction positions NEXGEL to drive sustainable growth, margin expansion, and long-term shareholder value in a disciplined and accretive manner, and our belief this transaction represents a transformative step in its strategy to create shareholder value. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Nexgel@KCSA.com